December 2006

Corporate Profile

Breakthrough Appendicitis Diagnostic Blood Test & New rDNA Drugs

Stock Price Performance & Volume: APNB



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Key Statistics

Business	*Bio Pharmacology*
Stock Price *(12/1/06)*	*$1.90*
Stock Symbol	*APNB (OTCBB)*
Avg. Daily Trading *(30 day)*	*28,500*
Shares Outstanding	*18M*
52 Week Low/High	*$0.78 - $1.99*
Public Float, *est.*	*15M*
Market Capitalization	*$32.80M*
Enterprise Value	*$34.04M*
Insider & Affiliate Holdings	*52%*
Institutional Holdings	*29%*
Revenues *(ttm)*	*$945.5K*
Diluted EPS *(ttm)*	*$ -0.15*
Cash	*$2.14M*
Total Assets	*$7.3M*
Current Liabilities	*$ 627K*

Management

Richard Donnelly, CEO & Director
Greg Pusey, Chairman & Director
Jeff McGonegal, CFO

Headquarters

1585 South Perry Street, Castle Rock, CO 80104
Tel 303.794.2000 • Fax 303.798.8332
www.aspenbiopharma.com

Investor Relations Contact

Liolios Group, Inc., Tel 949.574.3860
Ron Both, ron@liolios.com
Geoffrey Plank, geoffrey@liolios.com

AspenBio Pharma Highlights

- Developing proprietary **breakthrough human appendicitis** blood test for potential multi-billion dollar worldwide market. Anticipated Q3 2007 FDA filing.
- **Unique, patented & potentially dominant** recombinant DNA ("rDNA") single-chain technology produces a **new class** of drugs that mimic natural hormones in animals.
- **StayBred™** bovine LH drug FDA filing expected Q4 2006 ($200M+ gross annual U.S. market potential).
- Signed an exclusive agreement with Bioniche Animal Health to sell **EquiPure LH™** reagent for the 2007 equine breeding season (Starting Q4 2006).
- Potential recombinant drugs for any non-human mammal of economic importance and endangered species.
- Certain of our animal drugs will be sold as "reagents" via veterinarian prescription, allowing rapid marketplace entry.

About AspenBio Pharma

AspenBio Pharma (APNB) is a late stage bio-pharmaceutical development company dedicated to the discovery, development, manufacturing, and marketing of novel patented pharma products. APNB has two primary segments: 1) human diagnostics and 2) pharma products that enhance the reproductive efficiency of animals. Both have high-dollar market potential worldwide.

Growth in Animal Pharma



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Founded in 2000 to produce purified proteins for diagnostic applications, APNB has become a leading supplier of human hormones. While the protein purification business revenue base is fairly limited, AspenBio Pharma has leveraged its unique science and expertise to rapidly advance development of an enviable, late-stage pipeline of four novel animal reproduction drugs for wide-ranging therapeutic use and two diagnostic tests.

APNB is focused on the systematic development, market introduction and distribution of these new products. It recently began reagent sales of its breeding drug for female horses, with sales of certain other new products expected to follow in upcoming quarters.

Market Opportunity: Blood Test for Appendicitis

Last year in the U.S. alone more than six million people entered the ER with abdominal pain potentially related to appendicitis. Expensive CT scans ($1,500-$3,000 each) are frequently used in diagnosis, resulting in an estimated $12-15 billion annually in hospital charges. While this is considered the best diagnostic method available, CT diagnostic error rates are estimated between 15%-40%.

Out of those six million, some 700,000 end up having their appendix removed, with an estimated 100,000 of those later determined to have had a normal appendix. Hospital charges for the surgical removal of normal appendixes are estimated to total more than $1 billion annually. Meanwhile, some 100,000 with real appendicitis are not diagnosed in time and suffer a perforated appendix, a potentially fatal condition that requires emergency surgery more expensive treatment and longer hospitalization.

> *"We are particularly excited about our appendicitis test, as we anticipate it may revolutionize the diagnosis while significantly reducing healthcare costs associated with the ailment. Data suggests an eventual market potential in the billions of dollars."*
>
> *– Richard Donnelly, CEO*

To address the need for a more accurate and economical diagnosis, APNB is advancing development of a blood-based test system for human appendicitis. Results from initial clinical testing conducted at multiple hospitals show the test achieving definitive indications of a high level of correlation with acute appendicitis. These results indicate tremendous diagnostic value at considerable cost savings.

The company continues to expand and broaden its associated patent filings in the U.S. and abroad covering this test, and is planning for a third quarter 2007 regulatory filing with the FDA. The FDA approval process for diagnostic tests is typically much shorter than for drugs, and if successfully completed, it suggests a worldwide, multi-billion dollar market potential.

Market Opportunity: Animal Pharma

APNB's other high-growth market segment is animal pharma. The company's niche market of animal therapeutics and diagnostics was estimated by BBC to increase 26% by 2008. Use of animal biotechnology-based products and services were estimated at $2.8 billion in 2004, and nearly doubled in 2005 to $5.1 billion (World Veterinary Assoc.).

This growth is fueled by a number of factors unique to animal pharma. R&D costs are substantially less than human drugs and diagnostics. The FDA approval process for animal products is much less costly and time-consuming than for humans, making the timeline to product launch significantly shorter. And, unlike human drugs certain animal drugs can be sold as reagents prior to FDA approval, providing faster revenues.

To address this market, APNB is introducing a unique class of patented recombinant single-chain DNA hormones ("rDNA") that mimic natural hormones. The company's scientists believe they can create beneficial hormone drugs for any non-human mammal of economic importance.

Competitive benefits include: 1) significant cost and performance advantages over conventional hormone products; 2) more potent and active at a lower dose; 3) more stable with longer half-life; 4) no disease risk (BSE-Mad Cow) or immunogenic response (unlike conventional animal derived hormones); and 5) economical to produce.

To date, there is **no known competing recombinant technology** to APNB's recombinant single-chain hormones. These drugs have a long patent protection period, combined with considerable worldwide market potential.

Merial - Major Marketing Partner

APNB has teamed with **Merial** for global distribution of its unique bovine early pregnancy test, SurBred™, currently in development. As a world-leading animal health company jointly owned by Merck & Co. (NYSE:MRK) and Aventis SA (NYSE:AVE), Merial operates in 150 countries with annual revenues of $2.0 billion. SurBred is undergoing regular beta testing and refinements leading to a large-scale field trial, which, if successful, will lead to a US and international product launch expected in 2007.

Recent News Highlights & Events - 2006

Nov 17: Reports 3rd quarter 2006 results, advancement of product development and positive results of field tests.

Nov 6: AspenBio presents at the Paulson Investment's 29th Annual Westergaard SmallCap Conference.

Oct 3: Major European biotech customer places $600K order for human antigens.

Sep 22: Presents at the Noble Financial On-Track Small Cap Conference.